EXHIBIT 10.17
Orexigen Therapeutics, Inc.
28202 Cabot Road, Suite 200
Laguna Niguel, CA 92677
February 1, 2005
Eckard Weber, MD
4040 Miller Street
San Diego, CA
Dear Eckard:
     The purpose of this letter agreement (the “Agreement”) is to set forth the principal terms that we have reached regarding your rendering of consulting and advisory services to Orexigen Therapeutics, Inc. a Delaware corporation (“Orexigen”). That agreement is as follows:
1. Services.
     At times agreeable to you and as requested by Orexigen, you will make available your services and consult with and advise Orexigen with respect to matters that are traditionally within the purview of a Chief Executive Officer of a company and such other matters as may be agreed upon by Orexigen and you. It is expected that you will perform these services on a part time basis.
2. Compensation.
     a. As compensation for your services rendered pursuant to the terms of this Agreement, Orexigen shall pay you the sum of Fifteen Thousand Five Hundred Thirteen Dollars ($15,513.00) per month.
     b. In addition, you shall be reimbursed for air travel (economy class for domestic travel; business class for international travel) necessary and as requested by Orexigen and all reasonable living expenses, including, but not limited to, car rental meals and lodging incurred by you when rendering services for Orexigen at locations away from your home or business. Orexigen shall make all cash payments in accordance with this Section 2 within thirty (30) days of receipt of an invoice from you for travel expenses including receipts for incidental expenses. Your invoices should be

Eckard Weber, MD
February 1, 2005

mailed to Oreixgen, Inc., 28202 Cabot Road, Suite 200, Laguna Niguel, CA 92677 Attention: Chief Financial Officer.
     c. All cash compensation payments shall be included in your gross income as compensation for services rendered and accordingly reported to the United States Internal Revenue Service on IRS Form 1099. You shall be responsible for payment of all taxes, including Social Security taxes, on income earned under this Agreement.
3. Independent Contractor.
     a. It is agreed that you are to have complete freedom of action as to the details, methods, and means of performing requested services. It is further understood that you are retained and have contracted with Orexigen only for the purposes and to the extent set forth in this Agreement, and your relationship to Orexigen and any of its subsidiary companies shall be that of an independent contractor. You shall be free to dispose of such portion of your entire time, energy, and skill that you would not otherwise be obligated to devote to Orexigen and its subsidiaries, in such manner as you see fit and to such persons, firms, or corporations as you deem advisable so long as the same does not create a conflict of interest between Orexigen and such other persons, firms, or corporations.
     b. You shall not be considered under the provisions of this Agreement or otherwise as having the status as an employee of Orexigen, nor shall you be entitled hereafter to participate in any plans, arrangements, or distributions by Orexigen relating to any pension, deferred compensation, bonds, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since you are performing services as an individual contractor.
4. Contract Period.
     This Agreement becomes effective on the date hereof and will continue in effect for a period of one (1) year, provided however, in the event neither party gives notice of its election to terminate this Agreement at least ninety (90) days prior to the end of such year (or any subsequent one (1) year term), this Agreement shall be extended automatically for an additional one (1) year. It is provided, however, that either you or Orexigen may terminate this Agreement at any time during its term by giving written notice at least one (1) month in advance.
5. Inventions and Creative Works.
     If you, as a result of your service to Orexigen pursuant to this Agreement, conceive, make, or develop (or are deemed to have conceived, made or developed) any

Eckard Weber, MD
February 1, 2005

inventions or creative works, including, without limitation, plans, drawings, prints, or specifications relating in any way to Orexigen’s business or that of its subsidiaries or affiliates, you will: (a) give written notice thereof to Orexigen; (b) assign in writing to Orexigen all of your rights therein; and (c) execute any necessary papers and otherwise reasonably cooperate with Orexigen in the securing for the sole benefit of and ownership by Orexigen any and all patents on such inventions and/or copyrights on such creative works. You hereby warrant and represent to Orexigen that you are not precluded from assigning these rights by a pre-existing contract.
6. Security.
     a. You shall keep confidential, both during and subsequent to your services herein, any and all technical or other information of a confidential nature, including knowledge of Orexigen’s projects and general activities and any information not publicly disclosed relating to Orexigen’s business which you may acquire through your consulting activities or otherwise. You will not disclose such information in any manner without Orexigen’s express written permission; title to all property involved shall remain exclusively in Orexigen. Upon termination of services, or upon request at any time, you shall account for and return to Orexigen all papers containing any such confidential information. In addition, you shall not disclose or otherwise transfer to Orexigen any confidential information which you may have acquired as a result of any previous employment or consulting relationship.
     b. You represent, warrant and agree that (a) your performance of all the terms of this Agreement and your retention as a consultant by Orexigen does not and will not breach any agreement to keep in confidence confidential information acquired by you in confidence or in trust prior to your retention as a consultant by Orexigen, and (b) you have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.
7. Conflict of Interest.
     You agree that, during the term of this Agreement you will not (except as otherwise herein provided), without Orexigen’s express written consent, engage in any business or activity (whether as a consultant, advisor or otherwise) that may be deemed competitive with the business then engaged in by Orexigen.
8. Notice.
     All notices and other communications under this Agreement shall be in writing. Unless and until you are notified in writing to the contrary, all notices, communications and documents directed to Orexigen and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

Eckard Weber, MD
February 1, 2005

OREXIGEN THERAPEUTICS, INC.
28202 Cabot Road, Suite 200
Laguna Niguel, CA 92677
Attention: Chief Financial Officer
     Unless and until Orexigen is notified in writing to the contrary, all notices, communications and documents intended for you and related to this Agreement, if not delivered by hand, shall be mailed to your last known address as shown on Orexigen’s books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All notices related to this Agreement shall be deemed received upon delivery or, if mailed, within five (5) days after mailing in accordance with this Section 8.
9. General Conditions.
     a. You agree that for a period of one (1) year following termination of this Agreement, you will not solicit or in any manner encourage employees of Orexigen to leave its employ.
     b. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.
     c. The term, ”Orexigen”, as used herein, shall include any subsidiary or affiliate of Orexigen Therapeutics, Inc.
     d. This Agreement shall be binding upon you, your heirs, executors, assigns and administrators and shall inure to the benefit of Orexigen, its successors and assigns.
     e. This Agreement shall be governed and construed in accordance with the laws of the State of California.

Eckard Weber, MD
February 1, 2005

     f. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
10. Prior Agreements.
     This Agreement shall replace all prior agreements, if any, between you and Orexigen relative to your services as a consultant, and this Agreement contains the entire understanding of the parties. Further, it shall be amended only by an instrument in writing executed by both parties and shall not be assignable by you or by operation of law.
     Please indicate your acceptance of the foregoing by signing in the space provided below and returning one original letter to my attention.

Sincerely, OREXIGEN THERAPEUTICS, INC.
By:	/s/ Lynne R. Rollins
Lynne R. Rollins
Chief Financial Officer

ACCEPTED AND AGREED to this
1st day of February, 2005.

By:	/s/ Eckard Weber
Eckard Weber, MD

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